Exhibit 99.1

PRESS RELEASE	Nephros, Inc. 41 Grand Ave River Edge, NJ 07661 T: 201. 343. 5202 F: 201. 343. 5207 www.nephros.com

Nephros Announces Completion of Rights Offering

RIVER EDGE, NJ, May 23, 2013 /PR Newswire-FirstCall/ -- Nephros, Inc. (OTC Bulletin Board:NEPH), a commercial stage medical device company that develops and sells high performance liquid purification ultrafilters, announced today the successful completion of its rights offering. In addition, the concurrent temporary reduction in exercise price for the company’s March 2011 warrants expired on May 17, 2013.

Nephros estimates that it will receive gross proceeds of $3.0 million from the rights offering. A portion of the proceeds will be used for the repayment of the $1.3 million note, plus all accrued interest thereon ($46,800), issued to Lambda Investors LLC, Nephros’ largest stockholder, in February 2013 in connection with its loan to Nephros, the payment of an 8% sourcing/transaction fee ($104,000) in respect of the note and an aggregate of $100,000 for reimbursement of Lambda Investors’ legal fees incurred in connection with the loan and the rights offering. Based on holders of subscription rights who exercised their basic subscription rights in full and subscribed for additional shares of Common Stock pursuant to the over subscription privilege, the rights offering was fully subscribed. Nephros expects to issue a total of 5,000,000 shares of common stock to the holders of subscription rights who validly exercised their subscription rights and paid the subscription price in full, including pursuant to the exercise of the over subscription privilege.

Nephros will also receive gross proceeds of approximately $206,000 from holders of the warrants issued in March 2011 who validly exercised their warrants during the period that Nephros temporarily reduced the exercise price. Nephros expects to issue a total of 687,793 shares of common stock to these warrant holders.

“Nephros is pleased to have closed the shareholders rights offering and related temporary reduction in exercise price for the March 2011 warrants.” said John C. Houghton, President and Chief Executive Officer, “The net proceeds from these transactions will provide Nephros with funds to pursue the further commercialization of our high performance liquid purification filters for the Dialysis, Hospital and Military markets.”

About Nephros, Inc.

Nephros is a commercial stage medical device company that develops and sells high performance liquid purification filters. Our filters, which we call ultrafilters, are primarily used in dialysis centers and healthcare facilities for the production of ultrapure water and bicarbonate.

We were founded in 1997 by healthcare professionals affiliated with Columbia University Medical Center/New York-Presbyterian Hospital to develop and commercialize an alternative method to hemodialysis (HD). In 2009, we began to extend our filtration technologies to meet the demand for liquid purification in other areas, in particular water purification.

Presently, we offer seven types of ultrafilters for sale to customers in four markets:

•	Dialysis Centers – Water/Bicarbonate: Treatment of both water and bicarbonate for the production of ultrapure dialysate
•	Hospitals and Other Healthcare Facilities: Removal of infectious agents in drinking and bathing water, particularly in high risk patient areas
•	Military: Highly compact, individual water purification devices used by soldiers to produce safe drinking water in the field
•	Dialysis Centers – Blood: Clearance of toxins from blood using an alternative method to HD in patients with chronic renal failure

For more information about Nephros, please visit the company’s website at www.nephros.com.

Forward-Looking Statements

This press release contains certain “forward-looking statements.” Such statements include statements regarding the efficacy and intended use of our technologies under development, the timelines for bringing such products to market and the availability of funding sources for continued development of such products and other statements that are not historical facts, including statements which may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond our control. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include, but are not limited to, the risks that:

•	we may not be able to continue as a going concern;

•	we may not be able to obtain funding if and when needed or on terms favorable to us in order to continue operations;

•	we may not have sufficient capital to successfully implement our business plan;

•	we may not be able to effectively market our products;

•	we may not be able to sell our water filtration products or chronic renal failure therapy products at competitive prices or profitably;

•	we may encounter problems with our suppliers and manufacturers;

•	we may encounter unanticipated internal control deficiencies or weaknesses or ineffective disclosure controls and procedures;

•	we may not obtain appropriate or necessary regulatory approvals to achieve our business plan;

•	products that appeared promising to us in research or clinical trials may not demonstrate anticipated efficacy, safety or cost savings in subsequent pre-clinical or clinical trials;

•	we may not be able to secure or enforce adequate legal protection, including patent protection, for our products; and

•	we may not be able to achieve sales growth in key geographic markets.

More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this press release, is set forth in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our other periodic reports filed with the SEC. We urge you to read those documents free of charge at the SEC’s web site at www.sec.gov. We do not undertake to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise, except as required by law.